Exhibit 10.39

AMERICAN EXPRESS COMPANY

2007 INCENTIVE COMPENSATION PLAN

PORTFOLIO GRANT 20        -20

TO

Name of Employee

Award Date	Expiration Date of the Award Period

$

Total Target Value

We are pleased to inform you that, pursuant to the Company’s 2007 Incentive Compensation Plan, as amended (the “Plan”), the Compensation and Benefits Committee (the “Committee”) of the Board of Directors (the “Board”) of American Express Company (the “Company”), made an award of a portfolio grant to you as hereinafter set forth (the “Award”) under the Plan as of the award date specified above (the “Award Date”). The Award is subject to the Detrimental Conduct Provisions established by the Committee, and as from time to time amended.

1. General. You have been granted the Award subject to the provisions of the Plan and the terms, conditions and restrictions set forth in this agreement (this “Agreement”). The Total Target Value of the Award consists of the Target Values of four components: the Target Value of the Average Annual EPS Incentive Component (the “Average Annual EPS Target Value”), which shall equal         % of the Total Target Value; the Target Value of the Average Annual Net Revenue Incentive Component (the “Average Annual Net Revenue Target Value”), which shall equal         % of the Total Target Value; the Target Value of the Average Annual ROE Incentive Component (the “Average Annual ROE Target Value”), which shall equal         % of the Total Target Value; and the Target Value of the Relative Total Shareholder Return Incentive Component (the “Relative TSR Target Value”), which shall equal         % of the Total Target Value. The period beginning                     , 20         and ending on the expiration date specified above (the “Expiration Date”) is the “Award Period.” The Total Target Value, or any of its components, may be reduced by the Committee in its sole discretion, which may include but need not be limited to, situations where on the last day of the Award Period you are engaged in Related Employment, as that term is defined in the Plan. The Schedule A Value (as that term is defined below), if any, of each component will be determined as specified in Paragraph 3.

2. Requirement of Employment. Except as otherwise provided in Paragraphs 4 and 6, your rights to the Cash Value and the Number of Restricted Shares or Restricted Stock Units (as those terms are defined below) under Paragraph 5 shall be provisional and shall be canceled in whole or in part, as determined by the Committee in its sole discretion if your continuous employment with the Company and its Affiliates (as that term is defined in the Plan)

or your Related Employment (as that term is defined in the Plan) (hereinafter collectively referred to as “employment with the American Express companies”), terminates for any reason on or before the Payment Date set forth in Paragraph 5. Whether and as of what date your employment with the American Express companies shall terminate if you are granted a leave of absence or commence any other break in employment intended by your employer to be temporary, shall be determined by the Committee in its sole discretion.

3. Determination of the Schedule A Values, Initial Value, Final Value, Cash Value and the Number of Restricted Shares or Restricted Stock Units.

(a) Except as otherwise provided in this Paragraph 3 and in Paragraphs 2, 4 and 6, there shall be paid to you in accordance with Paragraph 5, the sum, as may be adjusted by the Committee pursuant to Subparagraph 3(i), of:

(i) the Schedule A Value of the Average Annual EPS Incentive Component (the “Average Annual EPS Schedule A Value”) as of the last day of the Award Period, as provided in Subparagraph 3(b);

(ii) the Schedule A Value of the Average Annual Net Revenue Incentive Component (the “Average Annual Net Revenue Schedule A Value”) as of the last day of the Award Period, as provided in Subparagraph 3(c);

(iii) the Schedule A Value of the Average Annual ROE Incentive Component (the “Average Annual ROE Schedule A Value”) as of the last day of the Award Period, as provided in Subparagraph 3(d); and

(iv) the Schedule A Value of the Relative Total Shareholder Return Incentive Component (the “Relative TSR Schedule A Value”) as of the last day of the Award Period, as provided in Subparagraph 3(e).

(b) Average Annual EPS Schedule A Value. Except as otherwise provided in this Paragraph 3, the Average Annual EPS Schedule A Value as of the last day of the Award Period will be equal to (Xb) times (Yb), where (Xb) equals the Average Annual EPS Incentive Payout Percentage, if any, determined by the Committee in its sole discretion based on the Average Annual EPS (as that term is defined below) of the Company or of a unit of the Company, as the case may be, pursuant to the formula provided in Schedule A to this Agreement, and where (Yb) is the Average Annual EPS Target Value. However, in no event will the Average Annual EPS Schedule A Value be greater than the Maximum Average Annual EPS Value, which equals the maximum Average Annual EPS Incentive Payout Percentage set forth in Schedule A to this Agreement, times the Average Annual EPS Target Value.

(c) Average Annual Net Revenue Schedule A Value. Except as otherwise provided in this Paragraph 3, the Average Annual Net Revenue Schedule A Value as of the last day of the Award Period will be equal to (Xc) times (Yc), where (Xc) equals the Average Annual Net Revenue Incentive Payout Percentage, if any, determined by the Committee in its sole discretion based on the Average Annual Net Revenue (as that term is defined below) of the Company or of a unit of the Company, as the case may be, pursuant to the formula provided in Schedule A to this Agreement, and where (Yc) is the Average Annual Net Revenue Target

Value. However, in no event will the Average Annual Net Revenue Schedule A Value be greater than the Maximum Average Annual Net Revenue Value, which equals the maximum Average Annual Net Revenue Incentive Payout Percentage set forth in Schedule A to this Agreement, times the Average Annual Net Revenue Target Value.

(d) Average Annual ROE Schedule A Value. Except as otherwise provided in this Paragraph 3, the Average Annual ROE Schedule A Value as of the last day of the Award Period will be equal to (Xd) times (Yd), where (Xd) equals the Average Annual ROE Incentive Payout Percentage, if any, determined by the Committee in its sole discretion based on the Average Annual ROE (as that term is defined below) of the Company or of a unit of the Company, as the case may be, pursuant to the formula provided in Schedule A to this Agreement, and where (Yd) is the Average Annual ROE Target Value. However, in no event will the Average Annual ROE Schedule A Value be greater than the Maximum Average Annual ROE Value, which equals the maximum Average Annual ROE Incentive Payout Percentage set forth in Schedule A to this Agreement, times the Average Annual ROE Target Value.

(e) Relative TSR Schedule A Value. Except as otherwise provided in this Paragraph 3, the Relative TSR Schedule A Value as of the last day of the Award Period will be equal to (Xe) times (Ye), where (Xe) equals the Relative TSR Incentive Payout Percentage, if any, determined by the Committee in its sole discretion based on a comparison of the Amex TSR and the S&P 500 TSR, pursuant to the formula provided in Schedule A to this Agreement, and where (Ye) is the Relative TSR Target Value. However, in no event will the Relative TSR Schedule A Value be greater than the Maximum TSR Value, which equals the maximum Relative TSR Incentive Payout Percentage set forth in Schedule A to this Agreement, times the Relative TSR Target Value.

(f) Calculation. In the application of Schedule A to this Agreement after the end of the Award Period for purposes of determining the Schedule A Values pursuant to Subparagraphs 3(b), (c), (d) and (e):

(i) if the Average Annual EPS is less than the level needed to have some Average Annual EPS Schedule A Value, there shall be no Average Annual EPS Schedule A Value; and if the Average Annual EPS is equal to or greater than the level to have some Average Annual EPS Schedule A Value, but less than or equal to the maximum level, and the Average Annual EPS actually attained is not represented in the table set forth on Schedule A, then the Average Annual EPS Schedule A Value shall be determined by straight-line interpolation from the amounts specified in such table immediately less than and greater than the Average Annual EPS actually attained;

(ii) if the Average Annual Net Revenue is less than the level needed to have some Average Annual Net Revenue Schedule A Value, there shall be no Average Annual Net Revenue Schedule A Value; and if the Average Annual Net Revenue is equal to or greater than the level to have some Average Annual Net Revenue Schedule A Value, but less than or equal to the maximum level, and the Average Annual Net Revenue actually attained is not represented in the table set forth on Schedule A, then the Average Annual Net Revenue Schedule A Value shall be determined by straight-line interpolation from the amounts specified in such table immediately less than and greater than the Average Annual Net Revenue actually attained;

(iii) if the Average Annual ROE is less than the level needed to have some Average Annual ROE Schedule A Value, there shall be no Average Annual ROE Schedule A Value; and if the Average Annual ROE is equal to or greater than the level to have some Average Annual ROE Schedule A Value, but less than or equal to the maximum level, and the Average Annual ROE actually attained is not represented in the table set forth on Schedule A, then the Average Annual ROE Schedule A Value shall be determined by straight-line interpolation from the amounts specified in such table immediately less than and greater than the Average Annual ROE actually attained; and

(iv) if the difference between the Amex TSR and the S&P 500 TSR is less than the level needed to have some Relative TSR Schedule A Value, there shall be no Relative TSR Schedule A Value; and if the difference between the Amex TSR and the S&P 500 TSR is equal to or greater than the level to have some Relative TSR Schedule A Value, but less than or equal to the maximum level, and the actual difference between the Amex TSR and the S&P 500 TSR is not represented in the table set forth on Schedule A, then the Relative TSR Schedule A Value shall be determined by straight-line interpolation from the amounts specified in such table immediately less than and greater than the actual difference between the Amex TSR and the S&P 500 TSR.

(g) Definitions. For purposes of this Award, the following terms shall have the following meanings (which will take into account, in each case, the expenses and other financial effect for the applicable year(s) of portfolio grants under the Plan except as adjusted by the application of Subparagraphs 3(h) and 3(i)).

(i) “Net Revenue” means, for any given year, the total managed revenue net of interest expense of the Company or of a segment or other part of the Company, as the case may be, for such year, as reported by the Company.

(ii) “Average Annual Net Revenue” means, for the Award Period, the sum of the Net Revenue for every year during the Award Period, divided by 3.

(iii) “Net Income” means, for any given year, the after-tax net income (or loss) of the Company or of a segment or other part of the Company, as the case may be, for such year, as reported by the Company and as adjusted below. The calculation of Net Income for any given year will be adjusted to exclude:

•	reported cumulative effect of accounting changes;

•	reported income and losses from discontinued operations; and

•	reported extraordinary gains and losses as determined under generally accepted accounting principles.

(iv) “Earnings Per Share” means, for any given year, the diluted earnings (or loss) per share of the Company for such year, as determined by the Company. The calculation of Earnings Per Share, for any given year, will be adjusted in the same fashion as Net Income for such year.

(v) “Average Annual EPS” means, for the Award Period, the sum of the Earnings Per Share for every year during the Award Period, divided by 3.

(vi) “Annual Return on Equity” means, for any given year, the Net Income for such year divided by the Average Annual Shareholders’ Equity for such year.

(vii) “Average Annual ROE” means, for the Award Period, the sum of the Annual Return on Equity for every year in the Award Period, divided by 3.

(viii) “Average Annual Shareholders’ Equity” means, for any given year, the sum of the total shareholders’ equity of the Company or of a segment or other part of the Company, as the case may be, as of the first day of such year and as of the end of each month during such year (each as reported by the Company), divided by 13.

(ix) “Annual ROE” means, for any given year, the Net Income for such year divided by the Average Annual Shareholders’ Equity for such year.

(x) “Amex Total Shareholder Return” or “Amex TSR” means the compounded annual growth rate, expressed as a percentage with one decimal point, in the value of a share of common stock in the Company due to stock appreciation and dividends, assuming dividends are reinvested, during the Award Period. For this purpose, the “Beginning Stock Price” shall mean the average closing sales prices of the Company’s common stock on the New York Stock Exchange Composite Transaction Tape for the trading days in the month of                      immediately preceding the beginning of the Award Period; and, the “Ending Stock Price” shall mean the average closing sales prices of the Company’s common stock on the New York Stock Exchange Composite Transaction Tape for the trading days in the month of                      immediately preceding the Expiration Date. Where “Y” is the number of fractional Shares resulting from the deemed reinvestment of dividends paid during the Award Period, the Amex TSR is calculated as follows:

(	Ending Stock Price x (1 + Y) Beginning Stock Price	)	1/3	-1

(xi) “S&P 500 Total Shareholder Return” or “S&P 500 TSR” means the compounded annual growth rate, expressed as a percentage with one decimal point, in the value of the S&P 500 Index during the Award Period, as determined from information publicly reported by Standard & Poors Company (or the entity that publishes such other index, as the case may be).

(h) To the extent permissible for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), in the event of any change in the corporate capitalization of the Company, such as by reason of any stock split, or a material corporate transaction, such as any merger of the Company into another corporation, any consolidation of the Company and one or more corporations into another corporation, any separation of the Company (including a spin-off or other distribution of stock or property by the Company), any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation by the Company, other than a normal cash dividend, if the Committee shall determine that such a change equitably requires an adjustment in the calculation or terms of the Average Annual ROE, the Average Annual Net Revenue, the Average Annual EPS or the Relative Total Shareholder Return Incentive Component under this Award, on the grounds that any such change would produce an unreasonable value, such equitable adjustment will be made by the Committee. Any such determination by the Committee under this Subparagraph 3(h) shall be final, binding and conclusive.

(i) As soon as practicable after the last day of the Award Period, the Committee may determine, in its sole discretion, that the sum of the Schedule A Values (as initially determined in Subparagraphs 3(b), (c), (d) and (e)) may be adjusted downward (that is, to a value of zero), but in no event upward, as follows:

(i) Your Unit’s Results. Downward by a percentage (ranging from 0-100%) of such initially determined sum, based on such criteria as the Committee shall deem appropriate relating to your unit’s results, with such resultant sum being the “Initial Value”; provided that any such determination by the Committee need not be made in a uniform manner and may be made selectively among holders of awards of portfolio grants in your unit, whether or not such award holders are similarly situated.

(ii) Your Individual Results. The Initial Value may be adjusted further downward by a percentage (ranging from 0-100%) of such Initial Value after the application of Subparagraph 3(i)(i), based on such criteria as the Committee shall deem appropriate relating to your individual results, with such resultant sum being the “Final Value” (except as otherwise provided by Paragraph 8); provided that any such determination by the Committee need not be made in a uniform manner and may be made selectively among holders of awards of portfolio grants, whether or not such award holders are similarly situated.

(j) In no event may the Committee amend any provision hereof so as to increase or otherwise adjust upward the Schedule A Value of any component.

(k) Subject to the limitations set forth in Paragraph 8, the Committee shall determine the Schedule A Values, the Initial Value and the Final Value pursuant to this Agreement, and such determinations by the Committee shall be final, binding and conclusive upon you and all persons claiming under or through you.

(l) The Committee shall determine in its own discretion what portion of the Final Value, if any, shall be payable in cash (the “Cash Value”), and what portion shall be denominated in Restricted Shares or Restricted Stock Units of the Company (the “RSA” or the “RSU”), in accordance with Paragraph 5 below. The RSA or the RSU shall have the terms substantially as set forth in the form of Restricted Share or Restricted Stock Unit awards granted generally under the Plan, or its successor, except that the RSA or the RSU shall (A) vest pursuant to a period determined in the Committee’s discretion, except that such vesting period shall not be less than one year from date of grant, and (B) be forfeitable only if your employment with the American Express companies terminates by reason of voluntary resignation or terminates for cause (that is, violation of the Code of Conduct as in effect from time to time) prior to the applicable vesting dates. The number of restricted shares or restricted stock units of the Company comprising the RSA or the RSU (the “Number of Restricted Shares” or the “Number

of Restricted Stock Units”) shall be determined by dividing such portion of the Final Value so designated by the Committee, if any, by the closing price of the shares on the date that the Committee approves payout of the Award, and shall be payable in the form of an RSA or an RSU in accordance with Paragraph 5 below.

4. Death, Disability or Retirement.

(a) Death or Disability. If, on or before the Payment Date set forth in Subparagraph 5(b), but during a period when you have been in continuous employment with the American Express companies since the Award Date, you terminate your employment with the American Express companies by reason of Disability at any time following the Award Date or you die at any time following the Award Date, you will be entitled to a payment equal to the Final Value, which for this purpose shall be calculated by applying the rate at which the expense for the Award was being accrued for purposes of the Company’s annual audited financial statement at the end of the last completed calendar quarter prior to your Disability or death, as applicable. Such amount, if any, shall be payable within 90 days from the date of your Disability or death (or such later date permitted by Section 409A of the Code and the Treasury Regulations promulgated and other official guidance issued thereunder), and unless otherwise determined by the Committee, in cash, common shares of the Company, or other property, or any combination thereof, and you and all others claiming under or through you shall not be entitled to receive any other amounts under this Award. For purposes of this Agreement, “Disability” means that you (x) are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (y) are, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. In making its determination, the Committee shall be guided by the prevailing authorities applicable under Section 409A of the Code.

(b) Early Retirement. If, on or before the Payment Date set forth in Subparagraph 5(b) but during a period when you have been in continuous employment with the American Express companies since the Award Date, you terminate your employment with the American Express companies by reason of Early Retirement, and such event occurs more than one year after the Award Date, then you generally will be entitled to a payment equal to the Final Value, which shall be determined for this purpose after the last day of the Award Period in the normal course in accordance with Paragraph 3. For purposes of this Agreement, “Early Retirement” means that at the time of your termination of employment with the American Express companies, you have ten or more years of service with the American Express companies and you are age 55 or older, but younger than age 62. Such amount, if any, shall be payable in cash or Restricted Stock Units, as described in Subparagraph 3(l) above, or other property, or any combination thereof, after the Award Period in accordance with Paragraphs 5 and 6, and you and all others claiming under or through you shall not be entitled to receive any other amounts under this Award.

(c) Full Retirement. If, on or before the Payment Date set forth in Subparagraph 5(b) but during a period when you have been in continuous employment with the

American Express companies since the Award Date, you terminate your employment with the American Express companies by reason of Full Retirement, then you generally will be entitled to a payment equal to the Final Value, which shall be determined for this purpose after the last day of the Award Period in the normal course in accordance with Paragraph 3. For purposes of this Agreement, “Full Retirement” means that at the time of your termination of employment with the American Express companies, you have ten or more years of service with the American Express companies and you are age 62 or older. Such amount, if any, shall be payable in cash or Restricted Stock Units, as described in Subparagraph 3(l) above, or other property, or any combination thereof, after the Award Period in accordance with Paragraphs 5 and 6, and you and all others claiming under or through you shall not be entitled to receive any other amounts under this Award.

(d) Grandfathered Executives. If you are both (i) age 60 or older, but younger than age 62, and (ii) you have ten or more years of service with the American Express companies, both as of December 31, 2013, then notwithstanding the other Subparagraphs of this Paragraph 4, if, on or before the Payment Date set forth in Subparagraph 5(b) but during a period when you have been in continuous employment with the American Express companies since the Award Date, you terminate your employment with the American Express companies, and such event occurs more than one year after the Award Date, then you generally will be entitled to a payment equal to the sum of (i) the Final Value multiplied by a fraction, the numerator of which is the number of full months which have elapsed between the first day of the Award Period and the end of the month in which your termination of employment occurs (not to exceed 36), and the denominator of which is 36, and (ii) 50% of an amount equal to the Final Value less the amount payable pursuant to Subparagraph 4(d)(i). The Final Value for this purpose shall be determined after the last day of the Award Period in the normal course in accordance with Paragraph 3. Such amount, if any, shall be payable in cash or Restricted Stock Units, as described in Subparagraph 3(l) above, or other property, or any combination thereof, after the Award Period in accordance with Paragraphs 5 and 6, and you and all others claiming under or through you shall not be entitled to receive any other amounts under this Award.

5. Payment of Award.

(a) As soon as practicable after the last day of the Award Period, or the earlier date your continuous employment with American Express companies terminates by reason of Disability or death in accordance with Paragraph 4, the Committee shall determine whether the conditions of Paragraph 2, and Paragraph 3 or 4, have been met and, if so, shall ascertain the Final Value, the Cash Value and the Number of Restricted Shares or the Number of Restricted Stock Units, if any, for the Award Period, in accordance with Paragraph 3 or 4, as the case may be.

(b) If the Committee determines that there is no Average Annual EPS Schedule A Value, no Average Annual Net Revenue Schedule A Value, no Average Annual ROE Schedule A Value and no Relative TSR Schedule A Value, then this Award will be cancelled. If the Committee determines that there is some Average Annual EPS Schedule A Value, Average Annual Net Revenue Schedule A Value, Average Annual ROE Schedule A Value or Relative TSR Schedule A Value, however, the Cash Value as determined pursuant to Paragraph 3 shall become payable to you in cash, and the Number of Restricted Shares or the

Number of Restricted Stock Units shall be issued to you in the form of a Restricted Share or Restricted Stock Unit award under the Plan, or its successor (except that the RSA or the RSU shall vest pursuant to a period determined in the Committee’s discretion, and such vesting period shall not be less than one year from date of grant), or other property, or any combination thereof, as soon as practicable following                     , 20        , but in no event later than 90 days thereafter (the “Payment Date”).

6. Other Termination of Employment.

(a) If you terminate your employment with the American Express companies and you receive separation payments under a severance plan or arrangement of the Company, then the Award shall continue to vest and become payable until the earlier of (i) the date that you receive your last separation payment or (ii) the date that you begin a new full-time position outside the Company (the earlier of such dates, the “Forfeiture Date”). Except as otherwise provided by Paragraph 4, if the Payment Date occurs after the Forfeiture Date, then the Award will be cancelled and forfeited. If the Payment Date occurs before the Forfeiture Date, then you shall be entitled to receive payment of the Final Value, as determined by the Committee, and you shall be entitled to the Cash Value and the Number of Restricted Shares or the Number of Restricted Stock Units, if any, as the case may be, which shall be paid to you on the Payment Date pursuant to Paragraph 5.

(b) If, after the last day of the Award Period and on or before the Payment Date, but during a period when you have been in continuous employment with the American Express companies since the Award Date, your employment with the American Express companies terminates for any reason other than death, Disability, Early Retirement or Full Retirement as set forth in Paragraph 4, then except as otherwise provided by Subparagraph 6(a), you and all others claiming under or through you shall not be entitled to receive any amounts under this Award, except as otherwise determined by the Committee in its sole discretion.

7. Deferral or Acceleration of Payment of Award. Any payments to be made under this Award may be deferred or accelerated in such manner as the Committee shall determine; provided, however, that any such deferral or acceleration must comply with the applicable requirements of Section 409A of the Code. As to such a deferral of payment, any amount paid in excess of the amount that was originally payable to you under this Agreement will be based on a reasonable interest rate as determined by the Committee, and as to such an acceleration of payment to you under this Agreement, any amount so paid will be discounted to reasonably reflect the time value of money as determined by the Committee.

8. Change in Control.

(a) Notwithstanding anything in this Agreement to the contrary (except for the provision dealing with a limitation under Section 280G of the Code, and except as otherwise provided by Paragraph 8(b) below), if there is a Change in Control (as defined below) prior to the payment of the Award, your Final Value of the Award determined under Section 3(i)(ii) of the Agreement may not be less than the Total Target Value of the Award multiplied by the Average Payout Percentage (as defined below).

(b) Notwithstanding anything in this Agreement to the contrary (except for the provision dealing with a limitation under Section 280G of the Code), if you have not received payment under the Agreement and, within two years after the date of a Change in Control (as defined below), you experience a separation from service (as that term is defined for purposes of Section 409A of the Code) that would otherwise entitle you to receive the payment of severance benefits under the provisions of the severance plan that is in effect and in which you participate as of the date of such Change in Control, then:

(i) you shall immediately be 100% vested in the Award;

(ii) the Final Value of the Award will equal the Total Target Value of the Award multiplied by the Average Payout Percentage (as defined below), but prorated based on (a) the total number of full and partial months of the Award Period which have elapsed between                     , 20        , and the date of such separation from service (not to exceed 36), divided by (b) the total number of months in the Award Period; and

(iii) such value of the Award shall be paid to you in cash within five days after the date of such separation from service.

(c) “Average Payout Percentage” means the average of the payout percentages for you under the two portfolio grant awards that were paid by the Company immediately preceding the date of such Change in Control; provided, however, if you only received one portfolio grant award payment immediately preceding the date of the Change of Control, then such payout percentage and the payout percentage for your unit for the portfolio grant award that immediately preceded the portfolio grant for which you received payment shall be used to determine your Average Payout Percentage; and provided further, if you have not received any portfolio grant award payment prior to the date of the Change in Control, then your Average Payout Percentage shall be the average of the payout percentages for your unit under the two portfolio grant awards that were paid by the Company immediately preceding the date of such Change in Control. For purposes of this Subparagraph 8(c), the payout percentage of the Portfolio Grant 2011-2013, if applicable, will be based solely on the payout percentage for the final payment under such award and the interim payment after the first year of the its Performance Period shall not be treated as a separate payment for purposes of such determination.

(d) A “Change in Control” has that meaning as defined in American Express Senior Executive Severance Plan, as amended from time to time.

(e) The Committee may not amend or delete this Paragraph 8 of this Agreement in a manner that is detrimental to you, without your written consent.

9. Tax Withholding and Furnishing of Information. There shall be withheld from any payment of cash or vesting of restricted shares or restricted stock units under this Award, such amount, if any, as the Company and/or your employer determines is required by law, including, but not limited to, U.S. federal, state, local or foreign income, employment or other taxes incurred by reason of making of the Award or of such payment. It shall be a condition to the obligation of the Company to make payments under this Award that you (or those claiming under or through you) promptly provide the Company and/or your employer with all forms, documents or other information reasonably required by the Company and/or your employer in connection with the Award.

10. Rights Not Assignable. Except as otherwise determined by the Committee in its sole discretion, your rights and interests under the Award and the Plan may not be sold, assigned, transferred, or otherwise disposed of, or made subject to any encumbrance, pledge, hypothecation or charge of any nature, except that you may designate a beneficiary pursuant to Paragraph 11. If you (or those claiming under or through you) attempt to violate this Paragraph 10, such attempted violation shall be null and void and without effect, and the Company’s obligation to make any further payments to you (or those claiming under or through you) hereunder shall terminate.

11. Beneficiary Designation. Subject to the provisions of the Plan, you may, by completing a form acceptable to the Company and returning it to the Corporate Secretary’s Office, at 200 Vesey Street, New York, New York 10285, name a beneficiary or beneficiaries to receive any payment to which you may become entitled under this Agreement in the event of your death. You may change your beneficiary or beneficiaries from time to time by submitting a new form to the Corporate Secretary’s Office at the same address. If you do not designate a beneficiary, or if no designated beneficiary is living on the date any amount becomes payable under this Agreement, such payment will be made to the legal representatives of your estate, which will be deemed to be your designated beneficiary under this Agreement.

12. Administration. Any action taken or decision made by the Company, the Board or the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding upon you and all persons claiming under or through you. By accepting this Award or other benefit under the Plan, you and each person claiming under or through you shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken or decision made under the Plan by the Company, the Board or the Committee or its delegates.

13. Amendment. This Agreement may be amended or terminated by the Company, the Board or the Committee at any time prior to a Change in Control of the Company. For the avoidance of doubt, you have no legally binding right to payment under this Award until such payment is made to you.

14. Change in Control Payments. This Paragraph shall apply in the event of Change in Control.

(a) In the event that any payment or benefit received or to be received by you hereunder in connection with a Change in Control or termination of your employment (hereinafter referred to collectively as the “Payments”) will be subject to the excise tax referred to in Section 4999 of the Code (the “Excise Tax”), then the Payments shall be reduced to the extent necessary so that no portion of the Payments is subject to the Excise Tax but only if (a) the net amount of all Total Payments (as hereinafter defined), as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payments without any such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments; provided, however, that you may elect in writing to have other components of your Total Payments reduced, to the extent permitted by Section 409A of the Code, prior to any reduction in the Payments hereunder.

(b) For purposes of determining whether the Payments will be subject to the Excise Tax, the amount of such Excise Tax and whether any Payments are to be reduced hereunder: (A) all payments and benefits received or to be received by you in connection with such Change in Control or the termination of your employment, whether pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company, any Person whose actions result in such Change in Control, or any Person affiliated with the Company or such Person (collectively, “Total Payments”) shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor, or if that firm refuses to serve, by another qualified firm, whether or not serving as independent auditors, designated by the Committee (the “Firm”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(2)(A) or Section 280G(b)(4)(A) of the Code; (B) no portion of the Total Payments the receipt or enjoyment of which you shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (C) all “excess parachute payments” within the meaning of Section 280G(b)(2) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of the Firm, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(g)(4)(B) of the Code) in excess of the “base amount” (within the meaning of Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax; and (D) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code and regulations or other guidance thereunder. For purposes of determining whether any of your Payments shall be reduced, you shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation (and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes) in the calendar year in which the Payments are made. The Firm will be paid reasonable compensation by the Company for its services.

(c) As soon as practicable following a Change in Control, but in no event later than 30 days thereafter, if your Payments are proposed to be reduced, then the Company shall provide to you a written statement setting forth the manner in which your Total Payments were calculated and the basis for such calculations, including, without limitation, any opinions or other advice the Company has received from the Firm or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

15. Miscellaneous. Neither you nor any person claiming under or through you shall have any right or interest, whether vested or otherwise, in the Plan or the Award, unless and until all of the terms, conditions and provisions of the Plan and this Agreement shall have been complied with. In addition, neither the adoption of the Plan nor the execution of this Agreement shall in any way affect the rights and powers of any person to dismiss or discharge you at any time from employment with the American Express companies. Notwithstanding anything herein to the contrary, neither the Company nor any of its Affiliates (as that term is defined in the Plan) nor their respective officers, directors, employees or agents shall have any liability to you (or those claiming under or through you) under the Plan, this Agreement or otherwise on account of any action taken, or decision not to take any action made, by any of the foregoing persons with respect to the business or operations of the Company or any of its Affiliates (as that term is defined in the Plan), despite the fact that any such action or decision may adversely affect in any way whatsoever Average Annual EPS, Average Annual Net Revenue, Average Annual ROE or other financial measures or amounts which are accrued or payable or any of your other rights or interests under this Agreement.

16. Governing Law. The validity, construction, interpretation, administration and effect of this Agreement shall be governed by the substantive laws, but not the choice of law rules, of the State of New York.

17. Section 409A Compliance. This Agreement and the payment of the Award hereunder are intended to comply with Section 409A of the Code and the Treasury Regulations promulgated and other official guidance issued thereunder, and this Agreement shall be administered and interpreted consistent with such intent and the American Express Section 409A Compliance Policy, as amended from time to time, and any successor policy thereto. Notwithstanding any other provision of this Agreement, to the extent that you are a Specified Employee at the time of your separation from service and any payment is required to be delayed by six months pursuant to Section 409A of the Code, then such payment shall be made, without interest, on the first day of the seventh month following your separation from service.

18. FDIA Limitations. Notwithstanding any other provision of this Agreement to the contrary, any payments or benefits to you pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 USC Section 1828(k) and any regulations promulgated, or other guidance issued, with respect thereto.

19. Dodd-Frank Clawback. Notwithstanding any other provision of this Agreement to the contrary, in order to comply with Section 10D of the Securities Exchange Act of 1934, as amended, and any regulations promulgated, or national securities exchange listing conditions adopted, with respect thereto (collectively, the “Clawback Requirements”), if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements under the securities laws, then you shall return to the Company, or forfeit if not yet paid, the amount of any Award received during the three-year period preceding the date on which the Company is required to prepare the accounting restatement, based on the erroneous data, in excess of what would have been paid to you under the accounting restatement as determined by the Committee in accordance with the Clawback Requirements and any policy adopted by the Committee pursuant to the Clawback Requirements.

*        *        *        *        *

AMERICAN EXPRESS COMPANY
By the Compensation and Benefits Committee of the Board of Directors:

J. LESCHLY P. CHERNIN R. MCGINN E. MILLER R. WALTER

By

Carol V. Schwartz

Notwithstanding any contrary provision in the American Express Company 2007 Incentive Compensation Plan, as amended, the Company reserves the right to correct nonmaterial clerical errors in, and make subsequent nonmaterial clarifications to, any Award Agreement in the future, without prior notification to participants.

AMERICAN EXPRESS COMPANY

2007 INCENTIVE COMPENSATION PLAN

PORTFOLIO GRANT 20        -20

SCHEDULE A

Measure	Weighting	Maximum Payout Level
		Threshold (0)	Target ( )	Maximum ( )
Average Annual EPS
Average Annual Net Revenue
Average Annual ROE
Amex TSR Relative to S&P 500

For purposes of determining the Schedule A Value, if the Average Performance Period Earnings Per Share, the Average Annual Net Revenue, the Average Annual ROE or the Amex TSR Relative to S&P 500 are equal to or greater than those levels needed to have some Schedule A Value and less than or equal to the maximum specified levels, and are not represented on the table, the Schedule A Value shall be determined by straight-line interpolation from the amounts specified in such table immediately less than and greater than the amounts actually attained.

Note: the Award is designed to provide the Committee maximum flexibility in determining an appropriate award amount, while maintaining the ability to deduct the amount of the Award. The tables produce the maximum deductible amount of the Award, and not the amount actually to be paid. The Committee uses negative discretion to reduce such amount as it deems appropriate.